SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 1)*


                                 DOCUMENTUM INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   256159 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 6, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]   Rule 13d-1(b)
         [ X ]   Rule 13d-1(c)
         [   ]   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages

                       Exhibit Index Contained on Page 15

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 2 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management III, L.P. ("ICM3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 3 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares

----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 4 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP MS Management, LLC ("ICP Management")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 5 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners III, L.P. ("ICP3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 6 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners International III, L.P. ("ICPI3")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Cayman Islands (limited partnership)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 7 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                   0  shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 256159 10 4                                            13G        Page 8 of 17 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                       (a) [ ]          (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)

--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       0 shares
                SHARES
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                            0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                    0 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*
                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                                0%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN

----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Documentum Inc.


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  5671 Gibralter Drive
                  Pleasanton, CA  94588


ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management III, L.P., a Delaware limited partnership ("ICM3"), Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), and ICP MS Management, LLC, a Delaware limited liability company "(ICP Management"). The principal business address of ICM3, ICM4 and ICP Management is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM3 is the general partner of Integral Capital Partners III, L.P., a Delaware limited partnership ("ICP3"), and the investment general partner of Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership ("ICPI3"). ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). ICP Management is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). With respect to ICM3, ICM4 and ICP Management, this statement relates only to ICM3's, ICM4's and ICP Management's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares previously had been purchased by ICP3, ICPI3, ICP4 and Side Fund, and none of ICM3, ICM4 or ICP Management, directly or otherwise hold any Shares. Management of the business affairs of ICM3, ICM4 and ICP Management, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM3, ICM 4 and ICP Management, respectively such that no single general partner or manager of ICM3, ICM4 or ICP Management has voting and/or dispositive power of the Shares.


ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock


ITEM 2(e).        CUSIP NUMBER:

                  256159 10 4

ITEM 3. IF THIS  STATEMENT IS FILED  PURSUANT TO RULE  13d-1(b),  or 13d-2(b) or
(c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ]   Broker or dealer registered under Section 15 of the Exchange
                   Act.
         (b) [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c) [ ]   Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.
         (d) [ ]   Investment company registered under Section 8 of the
                   Investment Company Act.
         (e) [ ]   An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);
         (f) [ ]   An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F);
         (g) [ ]   A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G);
         (h) [ ]   A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act;
         (i) [ ]   A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act;
         (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [X].


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A. Integral Capital Management III, L.P. ("ICM3")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-


         B. Integral Capital Management IV, LLC ("ICM4")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-

         C. ICP MS Management, LLC ("ICP Management")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-


         D. Integral Capital Partners III, L.P. ("ICP3")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class:  0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-


         E. Integral Capital Partners International III, L.P. ("ICPI3")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-


         F. Integral Capital Partners IV, L.P. ("ICP4")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-


         G. Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

            (a) Amount Beneficially Owned:  -0-
            (b) Percent of Class: 0%
            (c) Number of shares as to which such person has:
                1. Sole power to vote or to direct vote: -0-
                2. Shared power to vote or to direct vote: -0-
                3. Sole power to dispose or to direct the disposition: -0-
                4. Shared power to dispose or to direct the disposition: -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ X ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.


ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 1999
                                     INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     ICP MS MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS III, L.P.

                                     By Integral Capital Management III, L.P., its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                                     INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                     III, L.P.

                                     By Integral Capital Management III, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC,
                                     its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                     L.P.

                                     By ICP MS Management, LLC,
                                     its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------

Exhibit A:        Agreement of Joint Filing                             16

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated July 7, 1999 containing the information required by Schedule 13G, for the shares of capital stock of Documentum, Inc. held by Integral Capital Partners III, L.P., a Delaware limited partnership, Integral Capital Partners International III, L.P., a Cayman Islands exempted limited partnership, Integral Capital Partners IV, L.P., a Delaware limited partnership, and Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership.

Dated:  July 7, 1999
                                     INTEGRAL CAPITAL MANAGEMENT III, L.P.

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     ICP MS MANAGEMENT IV, LLC

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS III, L.P.

                                     By Integral Capital Management III, L.P., its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner

                                     INTEGRAL CAPITAL PARTNERS INTERNATIONAL
                                     III, L.P.

                                     By Integral Capital Management III, L.P., its Investment General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a General Partner


                                     INTEGRAL CAPITAL PARTNERS IV, L.P.

                                     By Integral Capital Management IV, LLC,
                                     its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager


                                     INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND,
                                     L.P.

                                     By ICP MS Management, LLC,
                                     its General Partner

                                     By /s/ Pamela K. Hagenah
                                        ----------------------------------------
                                        Pamela K. Hagenah
                                        a Manager